Exhibit 4.12

Fresenius Medical Care Management AG

APPENDIX

TO THE MANAGEMENT BOARD

LONG TERM INCENTIVE PLAN 2020

(MB LTIP 2020)

TARGET VALUES AND DETERMINATION OF

TARGET ACHIEVEMENT

FOR THE GRANTS OF PERFORMANCE SHARES

IN FISCAL YEAR 2023

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Based on its resolution of January 2023 on the target values for the grants of Performance Shares in fiscal year 2023 under the Management Board Long Term Incentive Plan 2020 (MB LTIP 2020), the Supervisory Board of Fresenius Medical Care Management AG has resolved to reflect such target values in the applicable plan conditions and to accordingly amend the MB LTIP 2020 for the grants of Performance Shares in fiscal year 2023 as set out herein.

For the avoidance of doubt, the target values for the grants of Performance Shares in fiscal year 2023 as outlined in the “Appendix to the MB LTIP 2020 – Target Values and Determination of Target Achievement for the Grants of Performance Shares in fiscal year 2022 and 2023” shall no longer apply and the target values for the grants of Performance Shares in fiscal year 2022 as outlined therein shall remain unaffected.

In partial deviation of Clauses 5.2 to 5.4 and 5.6 of the MB LTIP 2020 and the “Appendix to the MB LTIP 2020 – Target Values and Determination of Target Achievement for the Grants of Performance Shares in fiscal year 2022 and 2023”, the following target values and the following methods for the determination of the target achievement shall apply to the grants of Performance Shares in fiscal year 2023. In all other respects, the MB LTIP 2020 shall remain unchanged. All capitalized terms used herein have the same meaning as defined in the MB LTIP 2020.

1.	Target values for Performance Targets
1.1	Revenue Growth

For Revenue Growth, a target achievement of 100% is reached at a compound annual growth rate (“CAGR”) throughout the Performance Period of 5%. The CAGR is calculated based on the three annual growth rates of the Performance Period using the geometric mean, i.e., the baseline for the first annual growth rate is the year 2022. Each of the annual growth rates is determined at Constant Currency. For a CAGR between 2% to 5% and 5% to 10% the target achievement is linearly interpolated – see Figure 1.

	CAGR	Achievement	Weight
Performance Target 1:	≤ 2%	0%
Revenue Growth	5%	100%	1/3
	≥ 10%	200%

Figure 1 – Revenue Growth target values

In case of changes to IFRS accounting principles, the determination of the annual growth rates for the year the changes are applied for the first time shall be based on the relevant

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figures of the respective prior year as restated according to the changed accounting principles. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Revenue Growth.

1.2	Net Income Growth

For Net Income Growth, a target achievement of 100% is reached at a CAGR throughout the Performance Period of 34%. The CAGR is calculated based on the three annual growth rates of the Performance Period using the geometric mean, i.e., the baseline for the first annual growth rate is the year 2022. Each of the annual growth rates is determined at Constant Currency. For a CAGR between 31% to 34% and 34% to 39% the target achievement is linearly interpolated – see Figure 2.

	CAGR	Achievement	Weight
Performance Target 2:	≤ 31%	0%
Net Income Growth	34%	100%	1/3
	≥ 39%	200%

Figure 2 – Net Income Growth target values

In case of changes to IFRS accounting principles, the determination of the annual growth rates for the year the changes are applied for the first time shall be based on the relevant figures of the respective prior year as restated according to the changed accounting principles. If such restatements will not be made, pro forma figures for the relevant year in which such changes become effective for the first time shall be calculated under the old regime with reasonable effort to determine the Net Income Growth.

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1.3	ROIC

The ROIC is measured against the Target ROIC. The Target ROIC corresponds to the ROIC level at which a target achievement of 100% is reached. The Target ROIC is 4.5% for each year of the Performance Period. For a ROIC level between 4.0% to 4.5% and 4.5% to 7.0% the target achievement is linearly interpolated – see Figure 3.

	Level	Achievement	Weight
Performance Target 3:	≤ 4.0%	0%
ROIC level against Target ROIC	4.5%	100%	1/3
	≥ 7.0%	200%

Figure 3 - ROIC level against the Target ROIC

In case of changes to IFRS accounting principles that are applied for the first time after the ROIC targets have been determined, the ROIC determining the ROIC level and the ROIC target achievement for the year in which such changes become effective for the first time as well as for the relevant consecutive years of that grant shall be calculated with reasonable effort under the regime applied to determine the respective ROIC target values.

2.	Determination of the target achievement

The Overall Target Achievement for each respective grant of Performance Shares in the fiscal year 2023 is calculated by equally weighing (i.e., 1/3, 1/3, 1/3) the target achievement of each Performance Target.

The relevant target achievements for Revenue Growth and Net Income Growth are determined by the CAGR throughout the entire Performance Period.

The relevant target achievement for the ROIC is determined by the average annual ROIC target achievement of the Performance Period. The average annual ROIC target achievement is calculated by equally weighing (i.e., 1/3, 1/3, 1/3) the annual ROIC target achievement of each year of the Performance Period.

The relevant target achievements for all Performance Targets are determined as soon as the Company’s audited figures for the last year of the Performance Period are available.

The annual ROIC target achievement and the target achievement for each Performance Target shall be rounded using commercial rounding to the second decimal place of the percentage figure (e.g., 8.1523% will result in 8.15%) and is capped at 200%. The Overall Target Achievement shall be rounded using commercial rounding to the next integer in percentage points (e.g., 129.93% will result in 130%).

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Example:

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